SECOND RESTATED
                 CERTIFICATE OF INCORPORATION

                              OF

              CHIQUITA BRANDS INTERNATIONAL, INC.

      CHIQUITA BRANDS INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of New
Jersey, amends, restates and integrates its Certificate of Incorporation to read in full as herein set forth.


                           SECTION I

      The name of the Corporation is:

              CHIQUITA BRANDS INTERNATIONAL, INC.

                          SECTION II

      The location of its registered office in the State of New Jersey is 820 Bear Tavern Road, West Trenton, County of Mercer, New Jersey 08628, and the name of the registered agent therein and in charge thereof upon whom process against the Corporation may be served is The Corporation
Trust Company.

                          SECTION III

      The purposes for which the Corporation is organized are to engage in any activity within the purposes for which corporations now or at any time hereafter may be organized under the New Jersey Business Corporation Act and under all amendments and supplements thereto, or any act enacted to take the place thereof.

                          SECTION IV

      The aggregate number of shares which the Corporation is authorized to issue is 164,000,000 shares divided into:

      (i)  150,000,000 shares of Capital Stock, par value
$.33 per share ("Capital Stock"),

      (ii)  4,000,000 shares of Cumulative Preference
Stock, issuable in series, without nominal or par value
("Series Preference Stock"), and

      (iii)  10,000,000 shares of Non-Voting Cumulative
Preferred Stock, issuable in series, par value $1 per share ("Non-Voting Preferred Stock").

The designations, preferences, rights and restrictions, to the extent that the same have been determined, and the manner of determining other designations, preferences, rights and restrictions of each series of Series
Preference Stock and Non-Voting Preferred Stock are set forth in this Section IV.

      SUBSECTION A.  PROVISIONS APPLICABLE TO ALL SERIES
      OF SERIES PREFERENCE STOCK

      (a)  Issuance in Series. Shares of Series Preference
Stock may be issued from time to time in one or more series. The shares of all series shall be without par value. The terms of Series C Preference Stock shall be as specified herein and in Subsection C of this Section.
The preferences and relative, participating, optional and other special rights of each subsequent series and the qualifications, limitations or restrictions thereof if any, may differ from those of any and all other series already outstanding; the terms of each subsequent series shall be as specified in this Subsection A and in an amendment or amendments hereof (including any amendment made by action of the Board of Directors without shareholder approval) and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular subsequent series of Series Preference Stock, the number of authorized shares of any such series and the designations, preferences and relative, participating, optional and other special rights, or the qualifications, limitations or restrictions thereof, of such series, including but without limiting the generality of the foregoing, the following:

            (i) The rate and times at which, and the terms and conditions in which, dividends on the Series
Preference Stock of such series shall be paid;

            (ii)  The rights, if any, of holders of Series
Preference Stock of such series to convert the same into, or exchange the same for, other classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

            (iii)  The redemption price or prices and the
time at which, and the terms and conditions on which, Series Preference Stock of such series may be redeemed;

            (iv)  The rights of the holders of Series
Preference Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation;

            (v)  The voting power, if any, of the Series
Preference Stock of such series; and

            (vi)  The terms of the sinking fund or
redemption or purchase account, if any, to be provided for the Series Preference Stock of such series.

      (b) Equal Rank. All shares of each series shall be identical in all respects, and all shares of Series
Preference Stock of all series shall be of equal rank in respect of the preference as to dividends and to payments upon the liquidation, distribution or sale of assets, dissolution and winding up of the Corporation. The rights of the Capital Stock of the Corporation shall be subject to the preferences and relative, participating, optional and other special rights of the Series
Preference Stock of each series as fixed herein and from time to time by the Board of Directors as aforesaid.

      (c)  Dividends On All Series. If dividends on the
Series Preference Stock of any series are not paid in full or declared in full and sums set apart for the payment thereof, then no dividends shall be declared and paid on any such stock unless declared and paid ratably on all shares of each series of the Series Preference
Stock then outstanding, including dividends accrued or in arrears, if any, in proportion to the respective amounts that would be payable per share if all such dividends were declared and paid in full. The term "dividends accrued or in arrears" whenever used herein with reference to the Series Preference Stock shall be deemed to mean an amount which shall be equal to dividends thereon at the annual dividend rates per share for the respective series from the date or dates on which such dividends commence to accrue to the end of the then current quarterly dividend period for such stock (or, in the case of redemption, to the date of redemption), less the amount of all dividends paid upon such stock. If upon any liquidation, dissolution or winding up of the Corporation the assets distributable among the holders of any series of Series Preference Stock shall be insufficient to permit the payment in full to the holders of all series of the Series Preference Stock, of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of all series of the Series Preference Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

      (d)  Special Vote.   While any Series Preference
Stock is outstanding the Corporation shall not, without the affirmative consent (given in writing or at a meeting duly called for that purpose) of the holders of at least two-thirds (2/3rds) of the aggregate number of shares of Series Preference Stock then outstanding, (1) authorize or issue shares of any class or series of stock having any preference or priority as to dividends or upon liquidation (hereinafter in this subparagraph (d) referred to as "Senior Stock") over the Series Preference
Stock; (2) reclassify any shares of stock of the Corporation into shares of Senior Stock; (3) issue any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior
Stock; (4) be a party to any merger or consolidation unless the surviving or resulting corporation will have after such merger or consolidation no stock either authorized or outstanding ranking prior as to dividends or upon liquidation to the Series Preference Stock or to the stock of the surviving or resulting corporation issued in exchange therefor (except such prior ranking stock of the Corporation as may have been authorized or outstanding immediately preceding such merger or consolidation or such stock of the surviving or resulting corporation as may be issued in exchange therefor); or
(5) amend, alter or repeal the Certificate of Incorporation of the Corporation to alter or change the preferences, rights or powers of the Series Preference
Stock so as to affect such stock adversely.

      SUBSECTION B.  SPECIAL PROVISIONS APPLICABLE TO ALL
      SERIES OF NON-VOTING PREFERRED STOCK

      Shares of Non-Voting Preferred Stock may be issued from time to time in one or more series, with the Board of Directors of the Corporation determining all terms, designations, preferences, rights and restrictions of each series without further action by the shareholders
(including, without limitation, the voting powers thereof, if any; provided, however, that no series of Non-Voting Preferred Stock shall have the right to vote unconditionally in the election of Directors).

      SUBSECTION C.  NO PRE-EMPTIVE RIGHTS

      No shareholder of the Corporation, by reason of his holding shares of any class of the capital stock of the Corporation, shall have any pre-emptive or preferential right to subscribe for or purchase any shares of (1) any class whatsoever which the Corporation may hereafter issue or sell, or (2) any obligations or securities which the Corporation may hereafter issue or sell, convertible into or exchangeable for or exchanged for, any shares of the Corporation of any class, or (3) any warrants or options which the Corporation may hereafter issue or sell which shall confer upon the holder or owner thereof the right to subscribe for or purchase from the Corporation any of its shares of any class.

      SUBSECTION D.  SPECIAL PROVISIONS APPLICABLE TO
SERIES A PREFERRED STOCK

      There is hereby established Series A Preferred Stock which shall be designated "$2.875 Non-Voting Cumulative
Preferred Stock, Series A" $1.00 par value ("Series A
Preferred Stock") and shall consist of Two Million, Eight
Hundred Seventy-Five Thousand (2,875,000) shares, and no more. The relative, participating, optional and other special rights and the qualifications, limitations and restrictions of the Series A Preferred Stock shall be as follows:

      (a)  Dividends.

            (i) The holders of outstanding shares of the Series A Preferred Stock shall be entitled to receive
(subject to the rights of holders of shares of Mandatorily Exchangeable Cumulative Preference Stock,
Series C, or any series of Non-Voting Cumulative
Preferred Stock or Series Preference Stock and/or any other class or series of preferred or preference stock which the Corporation may in the future issue which ranks prior to or on a parity with the Series A Preferred Stock as to dividends), when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends at the per share rate of $.71875 per quarter and no more ("Preferential
Dividends"), payable on the seventh (7th) day of March, June, September and December of each year (each such date being hereinafter referred to as a "Preferential Dividend
Payment Date") commencing June 7, 1994; provided, however, that the Preferential Dividend payable on June
7, 1994 (the "Initial Preferential Dividend") with respect to any share of Series A Preferred Stock outstanding on the record date for the Initial
Preferential Dividend shall be computed in accordance with Subsection D(a)(iv). If June 7, 1994 or any other
Preferential Dividend Payment Date shall not be a business day, then the Preferential Dividend Payment Date shall be on the next succeeding business day. Each such dividend will be payable to holders of record as they appear on the stock books of the Corporation on such record date, not less than 10 nor more than 60 days preceding the Preferential Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends on the Series A Preferred Stock shall accrue from the date of issuance of the Series A Preferred Stock, and dividends accrued as of each Preferential Dividend
Payment Date shall accumulate to the extent not paid on such date. Accumulated unpaid dividends shall not bear interest. All payments of Preferential Dividends to holders of Series A Preferred Stock shall be rounded up to the nearest whole cent.

            (ii)  So long as any shares of Series A
Preferred Stock are outstanding:

            (A)  no dividend (other than a dividend or
      distribution paid in shares of, or warrants or rights to subscribe for or purchase shares of, Capital Stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Capital
      Stock or upon any other stock of the Corporation ranking junior to or (except as provided in the following sentence) on a parity with the Series A
      Preferred Stock as to dividends,

            (B) nor shall any Capital Stock nor any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation),

            (C)  nor shall the Corporation purchase or
      otherwise acquire (except pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A Preferred Stock), or convert in part, but not in whole, into shares of Capital Stock at the option of the Corporation pursuant to Subsection D(c)(ii) outstanding shares of Series A Preferred Stock, unless, in each case, the full Preferential Dividends, if any, accumulated on all outstanding shares of the Series
      A Preferred Stock through the most recent
      Preferential Dividend Payment Date shall have been paid or deposited for payment or contemporaneously are declared and paid or deposited for payment.
      When dividends have not been paid in full upon the shares of Series A Preferred Stock, all dividends and other distributions declared upon the Series A
      Preferred Stock and any other shares of the Corporation ranking on a parity as to dividends and such other distributions with the shares of Series
      A Preferred Stock shall be declared pro rata so that the amount of dividends and other distributions declared per share on the Series A
      Preferred Stock and such other shares shall in all cases bear to each other the same ratio that accumulated unpaid dividends per share on the shares of Series A Preferred Stock and such other shares bear to each other. Holders of the shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided.

            (iii)  Any dividend payment made on shares of
Series A Preferred Stock shall first be credited against the earliest accumulated unpaid dividend due with respect to shares of Series A Preferred Stock.

            (iv)  Any dividends payable for any period
greater or less than a full quarterly dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

      (b)  Liquidation.

            (i)  Upon any dissolution, liquidation or
winding up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a "Liquidation"), the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, after payment of all debts and other liabilities of the Corporation and all liquidation preferences of holders of shares of any class or series of preferred or preference stock which the Corporation may in the future issue which ranks prior to the Series A Preferred Stock with respect to liquidation rights, but before any distribution or payment is made to holders of Capital Stock of the Corporation or on any other shares of the Corporation ranking junior to the shares of Series A Preferred Stock upon liquidation, liquidating distributions in the amount of $50 per share, plus an amount equal to all accumulated unpaid Preferential Dividends thereon to the date of Liquidation, and no more. If upon any Liquidation the amounts payable with respect to the Series A Preferred
Stock and any other shares of the Corporation ranking as to any such distribution on a parity with the Series A
Preferred Stock are not paid in full, the holders of shares of Series A Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributable amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution or payments by the Corporation.

            (ii)  Neither the merger nor consolidation of
the Corporation into or with any other corporation or other entity, nor the merger or consolidation of any other corporation or other entity into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation for cash, securities or other property, shall be deemed to be a Liquidation for purposes of this Subsection D(b).

      (c)  Conversions.

            (i) Automatic Conversion Upon the Occurrence of Certain Events. Immediately prior to the effectiveness of a merger or consolidation of the Corporation that results in the conversion or exchange of the Capital Stock into or for, or that results in the holders of Capital Stock obtaining the right to receive, cash, securities or other assets, whether of the Corporation or of any other person or entity (any such merger or consolidation is referred to herein as a "Merger or Consolidation"), other than a Merger or Consolidation in which the Series A Preferred Stock remains outstanding and holders of Series A Preferred
Stock obtain the right to receive upon conversion of their shares into Capital Stock or any other security the same cash, securities or other assets that they would have received with respect to the maximum number of shares of Capital Stock which such holders would have received (other than in payment of accumulated unpaid dividends) upon conversion of their shares of Series A
Preferred Stock (at the option of the Corporation pursuant to clause (ii) of this Subsection D(c) or at the option of the holder pursuant to clause (iii) of this Subsection D(c), whichever is greater) immediately prior to the effectiveness of the Merger or Consolidation, each outstanding share of Series A Preferred Stock shall automatically convert into the maximum number of shares of Capital Stock which such holders would have received
(other than in payment of accumulated unpaid dividends) upon conversion of their shares of Series A Preferred
Stock (at the option of the Corporation pursuant to clause (ii) of this Subsection D(c) or at the option of the holder pursuant to clause (iii) of this Subsection
D(c), whichever is greater), plus the right to receive an amount of cash equal to the accumulated unpaid dividends on such share of Series A Preferred Stock to and including the Settlement Date (as defined in Subsection
D(c)(viii)).

            (ii)  Conversion at the Option of the
Corporation.

            (A) At any time and from time to time on and after February 15, 1997 and prior to February 15,
      2001, and upon notice given as provided herein, the Corporation may convert, in whole or in part, the outstanding shares of Series A Preferred Stock;
      provided, however, that the Corporation may exercise its right to convert only if the Market
      Price (as defined in Subsection D(c)(viii)) of the Capital Stock for 20 Trading Dates (as defined in
      Subsection D(c)(viii)) within any period of 30 consecutive Trading Dates, including the last
      Trading Date of such 30 consecutive Trading Date period (the "Measuring Date"), shall have exceeded
      $24.70 per share, subject to adjustment as provided below (the "Strike Price"). On the date fixed for conversion, each outstanding share of Series A
      Preferred Stock to be converted pursuant to this Subsection D(c)(ii)(A) shall convert into that number of shares of Capital Stock as shall be determined in accordance with the Conversion Rate
      (as defined in Subsection D(c)(iv)) as in effect on the date of conversion, plus the right to receive an amount of cash equal to the accumulated unpaid dividends on such share of Series A Preferred Stock to and including the Settlement Date. The Strike
      Price shall be proportionately adjusted when, as and if the Conversion Rate shall be adjusted pursuant to Subsection D(c)(iv).

            (B) At any time and from time to time on and after February 15, 2001, and upon notice given as provided herein, the Corporation may convert, in whole or in part, the outstanding shares of Series
      A Preferred Stock. On the date fixed for conversion, each outstanding share of Series A
      Preferred Stock to be converted pursuant to this Subsection D(c)(ii)(B) shall convert into:

                 (1)  the lesser of (x) that number of
            shares of Capital Stock as shall equal $50 divided by the Current Market Price (as defined in Subsection D(c)(viii)) per share of Capital Stock on the date of conversion, or
            (y) 10 shares of Capital Stock, subject to adjustment as provided below (the "Maximum
            Conversion Rate"); plus

                 (2)  the right to receive an amount of
            cash equal to the accumulated unpaid dividends on such share of Series A Preferred Stock to and including the Settlement Date; plus

                 (3)  the right to receive an amount of
            cash equal to dividends accrued since the immediately preceding Preferential Dividend
            Payment Date, calculated in accordance with Subsection D(a)(iv); provided, however, that no amount shall be due and payable pursuant to this clause (3) if the conversion date follows a record date for the payment of a Preferential Dividend and precedes the next succeeding Preferential Dividend Payment Date.


The Maximum Conversion Rate shall be proportionately adjusted when, as and if the Conversion Rate shall be adjusted pursuant to Subsection D(c)(iv).

            (iii)  Conversion at the Option of the Holder.
At any time and from time to time after the 60th day following the final closing of the initial public offering of Series A Preferred Stock, each holder of Series A Preferred Stock shall have the right to convert, in whole or in part, the outstanding shares of Series A
Preferred Stock; provided, however, that if the shares of Series A Preferred Stock to be converted have been earlier called for conversion at the option of the Corporation, the right of the holder to convert such shares will terminate as of 5:00 P.M., New York City time, on the business day immediately preceding the date fixed for such conversion. Each outstanding share of Series A Preferred Stock to be converted at the option of the holder shall convert into that number of shares of Capital Stock as shall be determined in accordance with the Conversion Rate in effect on the Settlement Date, plus the right to receive an amount of cash equal to the accumulated unpaid dividends on such share of Series A
Preferred Stock to be converted to and including the Settlement Date. In order to convert shares of Series A
Preferred Stock into Capital Stock the holder thereof shall surrender, at the office in the United States designated by the Corporation in writing from time to time for registration of transfers and conversion, the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that such holder elects to convert such shares and shall state in writing therein the name or names (with addresses) in which such holder wishes the certificate or certificates for Capital Stock to be issued. Shares of Series A Preferred Stock surrendered for conversion after the close of business on a record date for payment of Preferential Dividends and before 9:00 A.M., New York time, on the next succeeding
Preferential Dividend Payment Date must be accompanied by payment of an amount equal to the Preferential Dividend thereon which is to be paid on such Preferential Dividend
Payment Date. Shares of Series A Preferred Stock shall be deemed to have been converted on the date of the surrender of such certificate or certificates for shares for conversion as provided above, and the person or persons entitled to receive the Capital Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Capital Stock on such date. As soon as practicable on or after the date of conversion as aforesaid, the Corporation will issue and deliver a certificate or certificates for the number of full shares of Capital Stock issuable upon such conversion, together with cash for any fraction of a share, as provided in Subsection D(c)(vi), to the person or persons entitled to receive the same.

            (iv)  Conversion Rate; Adjustments.  The
Conversion Rate to be used to determine the number of shares of Capital Stock to be delivered on the conversion of the Series A Preferred Stock into shares of Capital
Stock pursuant to Subsections D(c)(i), (ii) and (iii) shall be initially 2.6316 shares of Capital Stock for each share of Series A Preferred Stock; provided, however, that such Conversion Rate shall be subject to adjustment from time to time as provided below in this Subsection D(c)(iv). All adjustments to the Conversion
Rate shall be calculated in 1/100ths of a share of Capital Stock. No adjustment of less than one percent
(1%) of the Conversion Rate shall be required; however, any such adjustment not made due to such limitation shall be carried forward and shall be taken into account in any subsequent adjustment. Such rate in effect at any time is herein called the "Conversion Rate."

            (A)  If the Corporation shall:

                 (1)  pay a dividend or make a
            distribution with respect to the Capital Stock in shares of Capital Stock (other than a dividend or distribution which is also paid to holders of Series A Preferred Stock and in which such holders shall receive, with respect to each share of Series A Preferred Stock, the same number of shares of Capital Stock as shall be distributed with respect to the maximum number of shares of Capital Stock into which such share of Preferred Stock shall then be convertible at the option of the Corporation pursuant to Subsection D(c)(ii) or at the option of the holder pursuant to Subsection D(c)(iii), whichever is greater),

                 (2)  subdivide or split its outstanding
            shares of Capital Stock,

                 (3)  combine its outstanding shares of
            Capital Stock into a smaller number of shares, or

                 (4)  issue by reclassification of its
            shares of Capital Stock any shares of Capital
            Stock of the Corporation,then, in any such
            event, the Conversion Rate shall be adjusted
            by multiplying the Conversion Rate in effect
            immediately prior to the date of such event by
            a fraction, of which the numerator shall be
            the number of outstanding shares of Capital
            Stock immediately following such event,   and
            of which the denominator shall be the number of outstanding shares of Capital Stock immediately prior to such event. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of shareholders entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the effective date in case of a subdivision, split, combination, or reclassification.

            (B)  If the Corporation shall pay a dividend
      or make a distribution to all holders of its Capital Stock of evidence of its indebtedness or other assets (including securities of the Corporation but excluding any regular quarterly dividends payable solely in cash out of funds legally available therefor at a rate fixed from time to time by the Board of Directors or distributions and dividends referred to in clause
      (A) above), or shall distribute to all holders of its Capital Stock rights or warrants to subscribe for or purchase securities of the Corporation or any of its subsidiaries (in each case other than a dividend or distribution which is also paid or made to holders of Series A Preferred Stock in which such holders shall receive, with respect to each share of Series A Preferred Stock, the same evidence of indebtedness or other assets, or the same rights or warrants, as shall be paid or distributed with respect to the maximum number of shares of Capital Stock into which each share of Preferred Stock shall then be convertible at the option of the Corporation pursuant to Subsection
      D(c)(ii) or at the option of the holder pursuant to Subsection D(c)(iii), whichever is greater), then in each such case the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the date of such distribution by a fraction, of which the numerator shall be the Current Market Price per share of Capital Stock on the record date mentioned below, and of which the denominator shall be such Current
      Market Price per share of Capital Stock less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Capital Stock.
      Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of shareholders entitled to receive such distribution.

            (C)  Anything in this Subsection D(c)(iv)
      notwithstanding, the Board of Directors shall be entitled to make such upward adjustments in the Conversion Rate, in addition to those required by this Subsection D(c)(iv), (1) as the Board of Directors in its discretion shall determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to
      Section 305 of the Internal Revenue Code of 1986, as amended, or any successor section thereto) hereafter made by the Corporation to its shareholders shall not be taxable; and (2) as the Board of Directors in its discretion shall determine to be necessary or appropriate in order to preserve the relative rights of the holders of Capital Stock, on the one hand, and the holders of Series A Preferred Stock, on the other hand, as such rights are set forth in this Certificate of Incorporation.

            (D)  In any case in which this Subsection
      D(c)(iv) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date, and the date fixed for conversion pursuant to Subsection D(c)(i), (ii) or (iii) occurs after such record date, but before the occurrence of such event, the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event:

                 (1)  issuing to the holder of any shares
            of the Series A Preferred Stock surrendered for conversion the additional shares of Capital Stock issuable upon such conversion over and above the shares of Capital Stock issuable upon such conversion on the basis of the Conversion Rate prior to adjustment; and

                 (2)  paying to such holder any amount in
            cash in lieu of a fractional share of Capital
            Stock pursuant to Subsection D(c)(vi).

            (v)  Notice of Adjustments.  Whenever the
Conversion Rate is adjusted as herein provided, the Corporation shall:

            (A)  forthwith compute the adjusted Conversion
      Rate in accordance with Subsection D(c)(iv) and prepare a certificate signed by the Chief Executive
      Officer, the Chairman, the President, any Vice
      President or the Treasurer of the Corporation setting forth the adjusted Conversion Rate, Maximum
      Conversion Rate and, if applicable, Strike Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, and file such certificate forthwith with the transfer agent or agents for the Series A Preferred Stock and the Capital Stock; and

            (B)  mail a notice stating that the Conversion
      Rate, Maximum Conversion Rate and, if applicable,
      Strike Price, have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted
      Conversion Rate, Maximum Conversion Rate and, if applicable, Strike Price, to the holders of record of the outstanding shares of the Series A Preferred
      Stock at or prior to the time the Corporation mails an interim financial statement to its shareholders covering the quarter-yearly fiscal period during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such quarter-yearly fiscal period.

      In addition to the foregoing, the Corporation will calculate and provide notice to the transfer agent or agents for the Series A Preferred Stock and the Capital
Stock within 30 days after (1) the date of initial issuance of the shares of Series A Preferred Stock, or
(2) the occurrence of any event triggering an adjustment of the Maximum Conversion Rate, of the number of shares of Capital Stock required to be reserved for issuance upon conversion of the issued and outstanding shares of Series A Preferred Stock; provided that no such notice need be sent if the number of shares of Capital Stock then reserved is in excess of the number of shares of Capital Stock required to be reserved as so calculated.

            (vi)  No Fractional Shares.  No fractional
shares of Capital Stock shall be issued upon conversion of shares of Series A Preferred Stock but, in lieu of any fraction of a share of Capital Stock which would otherwise be issuable in respect of the aggregate number of shares of the Series A Preferred Stock surrendered by the same holder for conversion on any conversion date, the holder shall have the right to receive an amount in cash equal to the same fraction of the Current Market
Price of the Capital Stock on the date of conversion.

            (vii)  Cancellation.  All shares of Series A
Preferred Stock which shall have been converted into shares of Capital Stock or which shall have been purchased or otherwise acquired by the Corporation shall assume the status of authorized but unissued shares of Non-Voting Cumulative Preferred Stock undesignated as to series.

            (viii)  Definitions.  As used in this
Subsection D:

            (A)  The term "business day" shall mean any
      day other than a Saturday, Sunday, or a day on which banking institutions in the States of New
      York or Ohio are authorized or obligated by law or executive order to close.

            (B) The term "Current Market Price" per share of Capital Stock on any day shall be the average of the daily Market Prices for the five consecutive
      Trading Dates ending on the Trading Date immediately preceding the date of determination of the Current Market Price (appropriately adjusted to take into account the occurrence during such five-day period, or following such five-day period and prior to the date on which shares of Series A
      Preferred Stock are converted into Capital Stock, of any event that results in an adjustment of the Conversion Rate).

            (C)  The term "Market Price" for any day means
      (1) if the Capital Stock is listed or admitted for trading on the New York Stock Exchange (or any successor to such exchange) or, if not so listed or admitted, on any national or regional securities exchange, the last sale price, or the closing bid price if no sale occurred, of the Capital Stock on the principal securities exchange on which the Capital Stock is listed, or (2) if not listed or traded as described in clause (1), the last reported sales price of the Capital Stock on the National Market System of the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (3) if not quoted as described in clause (2), the mean between the high bid and the low asked quotations for the Capital Stock as reported by the National Quotation Bureau
      Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Capital Stock on at least five of the ten preceding days. If the Capital Stock is quoted on a national securities or central market system in lieu of a market or quotation system described above, then the closing price shall be determined in the manner set forth in clause (1) of the preceding sentence if actual transactions are reported and in the manner set forth in clause (3) of the preceding sentence if bid and asked quotations are reported but actual transactions are not. If none of the conditions set forth above is met, the closing price of Capital Stock on any day or the average of such closing prices for any period shall be the fair market value of the Capital Stock as determined by a member firm of the New York Stock
      Exchange, Inc. (or any successor to such exchange) selected by the Corporation.

            (D)  The term "Notice Date" shall mean the
      following: with respect to any notice given by the Corporation in connection with a conversion
      (including any potential conversion upon the effectiveness of a Merger or Consolidation) of any of the Series A Preferred Stock, the date of mailing of such notice to the holders of Series A
      Preferred Stock.

            (E) The term "Settlement Date" shall mean the following: with respect to a Merger or Consolidation, the business day immediately prior to the effective date of the Merger or Consolidation; with respect to a conversion of any of the Series A Preferred Stock at the option of the Corporation pursuant to Subsection D(c)(ii), the business day immediately prior to the effective date of the conversion as set forth in the notice given by the Corporation in connection therewith;
      and with respect to a conversion of any of the Series A Preferred Stock at the option of the holder pursuant to Subsection D(c)(iii), the date upon which the certificates representing shares of Series A Preferred Stock are surrendered for conversion.

            (F) The term "Trading Date" shall mean (1) a date on which the New York Stock Exchange (or any successor to such exchange) is open for the transaction of business, or (2) if the Capital
      Stock is not at such time listed or admitted for trading on the New York Stock Exchange (or any successor to such Exchange), a date upon which the principal national or regional securities exchange upon which the Capital Stock is listed or admitted to trading is open for the transaction of business, or (3) if not listed or admitted to trading as described in clauses (1) or (2), and if at such time the sales price of Capital Stock is quoted on the National Market System of the National
      Association of Securities Dealers Automated
      Quotations System, or any similar system of automated dissemination of quotations of securities prices then in common use, a date for which such system provides quotations with respect to securities upon which it reports, or (4) if not so quoted, and if at such time the bid and asked prices of the Capital Stock are reported by the National Quotation Bureau Incorporated, a date for which the National Quotation Bureau Incorporated provides bid and asked prices with respect to securities upon which it reports, or (5) if not so quoted, any business day.

            (ix)  Notice of Conversion.  The Corporation
shall provide notice of any exercise of its right to convert shares of Series A Preferred Stock to holders of record of the Series A Preferred Stock to be converted by mailing a notice of conversion (within five business days after the Measuring Date, in the case of any Notice Date with respect to a conversion date prior to February 15,
2001) to such holders, which notice will specify an effective date of conversion that is not less than 15 nor more than 60 days after the date of such notice. The
Corporation will provide notice of any potential conversion upon the effectiveness of a Merger or Consolidation not less than 15 nor more than 60 days prior to the effective date thereof; provided, however, that if the timing of the effectiveness of a Merger or Consolidation makes it impracticable to provide at least
15 days' notice, the Corporation shall provide such notice as soon as practicable prior to such effectiveness. Each such notice shall be provided by mailing notice of such conversion first class postage prepaid, to each holder of record of the Series A
Preferred Stock to be converted, at such holder's address as it appears on the stock register of the Corporation.
Each such notice shall state, as appropriate, the following:

            (A)  the conversion date;

            (B)  the number of shares of Series A
      Preferred Stock to be converted and, if less than all the shares held by such holder are to be converted, the number of such shares to be converted;

            (C)  the number of shares of Capital Stock
      deliverable upon conversion, or a description of the formula pursuant to which such number shall be determined;

            (D)  the place or places where certificates
      for such shares are to be surrendered for conversion; and

            (E)  that dividends on the shares of Series A
      Preferred Stock to be converted will cease to accrue on the effective date of conversion.

      The Corporation's obligation to deliver shares of Capital Stock and provide cash in accordance with this Subsection D(c)(ix) shall be deemed fulfilled if, on or before an effective date of conversion, the Corporation shall deposit, with a bank or trust company having an office or agency in the Borough of Manhattan in New York
City, or which has an affiliate or correspondent having an office or agency in the Borough of Manhattan in New
York City, which depository has a capital and surplus of at least $50,000,000, such number of shares of Capital
Stock as are required to be delivered by the Corporation pursuant to this Subsection D(c) upon the occurrence of the related conversion, together with cash sufficient to pay all accumulated unpaid dividends, cash in lieu of fractional share amounts and/or any additional payment pursuant to Subsection D(c)(ii)(B)(3), if applicable, on the shares to be converted as required by this Subsection
D(c), in trust for the account of the holders of the shares to be converted, with irrevocable instructions and authority to such bank or trust company that such shares and cash be delivered upon conversion of the shares of Series A Preferred Stock so converted. Any interest accrued on such cash shall be paid to the Corporation from time to time. Any shares of Capital Stock or cash so deposited and unclaimed at the end of three years from such conversion date shall be repaid and released to the Corporation, after which the holder or holders of such shares of Series A Preferred Stock so converted shall look, subject to applicable state escheat or unclaimed funds laws, only to the Corporation for delivery of shares of Capital Stock and cash, if applicable. Each holder of shares of Series A Preferred Stock to be converted shall surrender the certificates evidencing such shares to the Corporation at the place designated in the notice of such conversion and shall thereupon be entitled to receive certificates evidencing shares of Capital Stock and cash, if applicable, following such surrender and following the date of such conversion. In case fewer than all the shares of Series A Preferred
Stock represented by any such surrendered certificate are converted, a new certificate shall be issued at the expense of the Corporation representing the unconverted shares. If such notice of conversion (if required) shall have been duly given, then, notwithstanding that the certificates evidencing any shares of Series A Preferred
Stock subject to conversion shall not have been surrendered, the shares represented thereby subject to conversion shall be deemed no longer outstanding, dividends with respect to the shares of Series A
Preferred Stock subject to conversion shall cease to accrue after the date fixed for conversion and all rights with respect to such shares subject to conversion shall forthwith after such date cease and terminate, except for the right of the holders to receive the shares of Capital
Stock and/or any applicable cash amounts without interest upon surrender of their certificates therefor; provided that if on the date fixed for conversion shares of Capital Stock and cash, if applicable, necessary for the conversion shall have been deposited by the Corporation in trust for the account of the holders of the shares of Series A Preferred Stock so to be converted as provided above, then the holder or holders of such shares of Series A Preferred Stock so converted shall look only to such bank or trust company for delivery of shares of Capital Stock and cash, if applicable, unless and until such shares of Capital Stock and cash are repaid and released to the Corporation. No holder of a certificate of shares of Series A Preferred Stock shall be, or have any rights as, a holder of the shares of Capital Stock issuable in connection with the conversion thereof, including, without limitation, voting rights or the right to receive any dividend from the Corporation with respect to such shares of Capital Stock, until surrender of such certificate for a certificate representing such Capital
Stock. Upon such surrender, there shall be paid to the holder the amount of any dividend or other distribution
(without interest) which became payable in respect of the number of whole shares of Capital Stock issuable upon such surrender on or after the conversion date, but which was not paid by reason of any earlier failure to surrender certificates that represented shares of Series
A Preferred Stock. If fewer than all the outstanding shares of Series A Preferred Stock are to be converted at the option of the Corporation, shares to be converted shall be selected by the Corporation from outstanding shares of Series A Preferred Stock by lot or pro rata (as nearly as may be) or by any other method reasonably determined by the Board of Directors of the Corporation to be appropriate and fair to the holders of Series A
Preferred Stock.

            (x)  Corporation's Option to Pay Accumulated
Unpaid Dividends in Common Stock Upon Conversion on or after February 15, 2001. Notwithstanding anything to the contrary contained herein, if the effective date of any conversion is on or after February 15, 2001 and if on such date there are accumulated unpaid dividends with respect to the Series A Preferred Stock to be so converted, then on such effective date the Corporation may deliver, in lieu of any cash payment in respect of accumulated unpaid dividends and, if applicable, any additional payment pursuant to Subsection D(c)(ii)(B)(3), that number of shares of Capital Stock the aggregate
Current Market Price of which on such date shall equal the amount of such cash payment. Such option may be exercised by the Corporation for all or part of such cash payment.

            (xi)  No Interest on Accumulated Unpaid
Dividends. Any payment with respect to accumulated unpaid dividends upon conversion of shares of Series A Preferred
Stock, whether such payment is made in cash or, pursuant to Subsection D(c)(x), in shares of Capital Stock, shall not provide for any interest on such accumulated unpaid dividends.

      (d)  Voting Rights.

            (i) Holders of Series A Preferred Stock shall have no right to vote on any matter submitted to a vote of shareholders of the Corporation, except as otherwise provided by applicable law and this Subsection D(d). In addition to any voting rights to which the holders of shares of Series A Preferred Stock shall be entitled pursuant to applicable law, whenever, at any time, Preferential Dividends payable on the Series A Preferred
Stock shall be in arrears with respect to six (6) or more
Preferential Dividend Payment Dates, whether or not consecutive, the holders of shares of Series A Preferred
Stock shall have the right, voting separately as a class with holders of shares of any one or more series of Non-
Voting Cumulative Preferred Stock, Series Preference
Stock and/or any other class or series of shares ranking on a parity with shares of Series A Preferred Stock as to dividends and upon which like voting rights have been conferred and are exercisable, to elect two directors of the Corporation at the Corporation's next meeting of shareholders at which directors are to be elected and at each subsequent meeting of shareholders at which directors are to be elected until such right is terminated as provided in this Subsection D(d). Upon the vesting of such voting right in the holders of shares of Series A Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of shares of Series A Preferred Stock (voting as a class with the holders of shares of any one or more other class or series of shares ranking on such a parity) as set forth herein. The right of the holders of shares of Series A
Preferred Stock to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accumulated on shares of Series A Preferred Stock shall have been paid or deposited for payment in full, at which time such right shall terminate, except as by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

            (ii) Upon any termination of the right of the holders of Series A Preferred Stock and, if applicable, the holders of shares of any one or more other series of Non-Voting Cumulative Preferred Stock, Series Preference
Stock and/or other class or series of shares ranking on such a parity to vote as a class for directors as herein provided, the term of office of all directors then in office elected by shares of Series A Preferred Stock and such other series voting as a class shall terminate immediately. If the office of any director elected by the holders of shares of Series A Preferred Stock and, if applicable, the holders of shares of one or more other series of Non-Voting Cumulative Preferred Stock, Series
Preference Stock and/or other class or series of shares on such a parity, voting as a class, becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director elected by the holders of shares of Series A Preferred Stock and, if applicable, the holders of shares of any one or more other series of Non-Voting
Cumulative Preferred Stock, Series Preference Stock and/or other class or series of shares ranking on such a parity, voting as a class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the special voting powers vested in the holders of shares of Series A
Preferred Stock and the holders of shares of any one or more other series of Non-Voting Cumulative Preferred
Stock, Series Preference Stock and/or other class or series of shares ranking on such a parity to vote as a class for directors as provided in this Subsection
D(d)(ii) shall have expired, the number of directors shall become such number as may be provided for in the By-Laws, or resolution of the Board of Directors thereunder, irrespective of any increase made pursuant to the provisions of this Subsection D(d)(ii).

            (iii)  While any Series A Preferred Stock is
outstanding, the Corporation shall not, without the affirmative consent (given in writing or at a meeting duly called for that purpose) of the holders of at least two-thirds (2/3rds) of the aggregate number of votes entitled to be exercised by holders of all affected series of Non-Voting Cumulative Preferred Stock then outstanding (provided that each other series shall have voting rights similar or identical to the voting rights set forth in this Subsection D(d)(iii)): (A) amend the Certificate of Incorporation of the Corporation to authorize the creation of any class or series of stock having a preference as to dividends or upon liquidation senior to or on a parity with the Series A Preferred
Stock (hereinafter in this Subsection (G)(d)(iii) referred to as "Senior Stock"); provided, however, that no such approval of holders of Series A Preferred Stock
(or other affected series of Non-Voting Cumulative
Preferred Stock having similar voting rights) shall be required to amend the Certificate of Incorporation of the Corporation to authorize the creation of any series of Senior Stock that may be authorized out of the Non-Voting
Cumulative Preferred Stock or the Series Preference
Stock, the terms of which may be established by any amendment to the Certificate of Incorporation of the Corporation which may be adopted by the Board of Directors of the Corporation without shareholder approval, or (B) amend, alter or repeal the Certificate of Incorporation of the Corporation in a manner that would materially adversely affect the terms of Series A
Preferred Stock.

            (iv)  With respect to any matter upon which
holders of shares of Series A Preferred Stock shall be entitled to vote pursuant to this Subsection D(d), each such holder shall be entitled to exercise the number of votes equal to the maximum number of shares of Capital
Stock into which the shares of Series A Preferred Stock held by such holder shall then be convertible at the option of the Corporation pursuant to Subsection D(c)(ii) or at the option of the holder pursuant to Subsection
(G)(c)(iii), whichever is greater, on the record date for determining the shareholders of the Corporation entitled to vote.

      (e)  Increase in Shares.

      The number of shares of Series A Preferred Stock may, to the extent of the Corporation's authorized and unissued Non-Voting Cumulative Preferred Stock, be increased by further resolution duly adopted by the Board of Directors and the filing of an amendment to the Certificate of Incorporation of the Corporation.

      (f)  Exclusive Rights.

      Each holder of shares of Series A Preferred Stock shall hold such Series A Preferred Stock subject to the right of the Corporation to effect a conversion in accordance with the provisions of Subsection D(c) hereof and, in the event of such a conversion, shall have the right to receive, as full payment, discharge and satisfaction of the obligations of the Corporation with respect to such Series A Preferred Stock, only those shares of Capital Stock and cash, if applicable, delivered as provided in accordance with Subsection D(c) hereof.

      (g)  Equal Rank.

      All shares of Series A Preferred Stock shall be identical in all respects, and all shares of Series A
Preferred Stock shall be of equal rank with shares of Mandatorily Exchangeable Cumulative Preference Stock,
Series C, in respect of the preference as to dividends and to payments upon the Liquidation of the Corporation.


      SUBSECTION E.  SPECIAL  PROVISIONS APPLICABLE  TO
SERIES C PREFERENCE STOCK

      There is hereby established Series C Preference
Stock which shall be designated "Mandatorily Exchangeable
Cumulative Preference Stock, Series C" ("Series C
Preference Stock") and shall consist of One Million
(1,000,000) shares, and no more. The relative, participating, optional and other special rights and the qualifications, limitations and restrictions of the Series C Preference Stock, other than those specified for all series of Series Preference Stock in Subsection A of this Section IV, shall be as follows:

      (a) Dividends. (i) In respect of the period beginning on the date of issuance of the Series C
Preference Stock and ending on and including September 7, 1995 (the "Preferred Period"), the holders of outstanding shares of the Series C Preference Stock shall be entitled to receive (subject to the rights of holders of Series A
Preferred Stock and any series of Series Preference Stock and/or any other class or series of preferred stock which the Corporation may in the future issue which ranks prior to or on a parity with the Series C Preference Stock with respect to dividends), when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative preferential cash dividends at the per share rate of $1.65 per quarter and no more
("Preferential Dividends"), accruing and payable on the seventh day of March, June, September and December of each year during the Preferred Period (each such date being hereinafter referred to as a "Preferential Dividend
Payment Date") commencing December 7, 1992; provided, however, that the Preferential Dividend payable on December 7, 1992 (the "Initial Preferential Dividend") shall be equal to the sum of (x) $0.85 times a fraction, the numerator of which is the number of days from September 8, 1992 to and including the date of issuance of the Series C Preference Stock and the denominator of which is 90, plus (y) $1.65 times a fraction, the numerator of which is the number of days from the date of issuance of the Series C Preference Stock to and including December 7, 1992 and the denominator of which is 90. If December 7, 1992 or any other Preferential
Dividend Payment Date shall not be a business day, then the Preferential Dividend Payment Date shall be on the next succeeding business day. Each such dividend will be payable to holders of record as they appear on the stock books of the Corporation on such record date, not less than 10 nor more than 60 days preceding the Preferential
Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends on the Series C Preference Stock in respect of the Preferred Period shall accrue on a quarterly basis commencing from the date of issuance of the Series C Preference Stock, and dividends accruing on each Preferential Dividend Payment Date shall accumulate to the extent not paid on such date. Accumulated unpaid dividends shall not bear interest.

            (ii)  So long as any shares of Series C
Preference Stock are outstanding, no dividend (including, but not limited to, a dividend or distribution paid in shares of, or warrants or rights to subscribe for or purchase shares of, Capital Stock or in any other stock of the Corporation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Capital Stock or upon any other stock of the Corporation ranking junior to or (except as provided in the following sentence) on a parity with Series C
Preference Stock as to dividends or upon liquidation, nor shall any Capital Stock nor any other stock of the Corporation ranking junior to or on a parity with Series
C Preference Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to Series C Preference Stock as to dividends and upon liquidation) unless, in each case, the full
Preferential Dividends, if any, accumulated on all outstanding shares of the Series C Preference Stock through the most recent Preferential Dividend Payment
Date shall have been paid or deposited for payment or contemporaneously are declared and paid or deposited for payment through the most recent Preferential Dividend
Payment Date. When dividends have not been paid in full upon the shares of Series C Preference Stock, all dividends and other distributions declared upon the Series C Preference Stock and any other shares of the Corporation ranking on a parity as to dividends and such other distributions with the shares of Series C
Preference Stock shall be declared pro rata so that the amount of dividends and other distributions declared per share on the Series C Preference Stock and such other shares shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Series C Preference Stock and such other shares bear to each other. Holders of the shares of Series C Preference
Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided.

            (iii)  Any dividend payment made on shares of
Series C Preference Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of Series C Preference Stock.

            (iv)  At the option of the Corporation,
following the giving of notice to holders of record of Series C Preference Stock prior to the applicable record date, the Corporation may deliver on any Preferential
Dividend Payment Date, in lieu of the cash dividends described in clause (i) above, a number of shares of Capital Stock equal to the amount of cash dividends described in such clause (i) divided by the Current
Market Price (as hereinafter defined) of the Capital
Stock determined as of the second Trading Date (as hereinafter defined) immediately preceding the relevant
Notice Date (as hereinafter defined). Such option may be exercised by the Corporation in whole or in part. The notice required pursuant to this paragraph shall be provided by mailing notice of the Corporation's election, first class postage prepaid, to each holder of record of the Series C Preference Stock, at such holder's address as it appears on the stock register of the Corporation.
Each such mailed notice shall state, as appropriate, the record date, the number of shares of Capital Stock to be delivered per share of Series C Preference Stock and the Current Market Price used to calculate such number of shares of Capital Stock. No fractional shares of Capital
Stock shall be issued pursuant to this Subsection
E(a)(iv) but, in lieu of any fraction of a share of Capital Stock which would otherwise be issuable in respect of the aggregate number of shares of the Series
C Preference Stock held by the same holder, each such holder shall have the right to receive an amount in cash equal to the same fraction of the Current Market Price of the Capital Stock determined as of the second Trading
Date immediately preceding the relevant Notice Date or a cash payment equal to such holder's proportionate interest in the net proceeds (following the deduction of applicable transaction costs) from the sale, promptly by an agent on behalf of all such holders, of shares of Capital Stock representing the aggregate of such fractional shares.

      (b)  Liquidation. (i) Upon any dissolution,
liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary
(collectively, a "Liquidation"), the holders of shares of Series C Preference Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, after payment of all debts and other liabilities of the Corporation and all liquidation preferences of holders of shares of any class or series of preferred stock which the Corporation may in the future issue which ranks prior to the Series C
Preference Stock with respect to liquidation rights, but before any distribution or payment is made to holders of Capital Stock of the Corporation or on any other shares of the Corporation ranking junior to the shares of Series
C Preference Stock upon liquidation, liquidating distributions in the amount of $90 per share, plus an amount equal to all Preferential Dividends accrued and unpaid thereon (including dividends accumulated and unpaid) to the date of Liquidation, and no more. If upon any Liquidation the amounts payable with respect to the Series C Preference Stock and any other shares of the Corporation ranking as to any such distribution on a parity with the Series C Preference Stock are not paid in full, the holders of shares of Series C Preference Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective distributable amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series C Preference Stock will not be entitled to any further participation in any distribution or payments by the Corporation.

            (ii)  Neither the merger nor consolidation of
the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall be deemed to be a Liquidation for purposes of this Subsection E(b).

      (c)  Conversions.

            (i)  Automatic Conversion on Final Conversion
Date. Unless earlier converted in accordance with the provisions hereof, on September 7, 1995 (the "Final
Conversion Date"), each outstanding share of Series C
Preference Stock shall automatically convert into:

            (A) that number of shares of Capital Stock as shall be equal to the product of (x) the Common
      Equivalent Rate (determined as provided in Subsection E(c)(iv)) determined as of the Final
      Conversion Date, and (y) the Appreciation
      Adjustment Factor (determined as provided in Subsection E(c)(v)) determined as of the second
      Trading Date preceding the Final Conversion Date;
      and

            (B)  the right to receive an amount in cash
      equal to all accrued and unpaid dividends on such share to and including the Final Conversion Date, whether or not declared, out of funds legally available therefor; provided, however, that to the extent that on the Final Conversion Date the Corporation shall have failed to fulfill its obligation to pay or deposit (in accordance with Subsection E(c)(x)) the funds set forth in clause
      (B) above and shall not have previously notified holders of Series C Preference Stock of its exercise of its option, pursuant to the following paragraph, to deliver shares of Capital Stock in whole or partial fulfillment of its obligations pursuant to clause (B) above, then each outstanding share of Series C Preference Stock shall automatically convert into that number of shares of Capital Stock as shall equal the sum of (x) the number of shares determined in accordance with clause (A) above, plus (y) the number of shares determined by subtracting from the amount of cash described in clause (B) above, the amount of such cash actually paid or deposited (in accordance with Subsection E(c)(x)), and dividing the remainder by the Current Market Price of the Capital Stock determined as of the second Trading Date immediately preceding the Final Conversion Date.

      At the option of the Corporation, following the giving of notice thereof to holders of record of Series
C Preference Stock in accordance with Subsection E(c)(x), it may deliver on the Final Conversion Date, in lieu of the cash described in clause (B) above, a number of shares of Capital Stock equal to the amount of cash described in such clause (B) divided by the Current
Market Price of the Capital Stock determined as of the second Trading Date immediately preceding the Notice
Date. Such option may be exercised by the Corporation for all or part of such cash consideration.

            (ii) Automatic Conversion Upon the Occurrence of Certain Events. Immediately prior to the effectiveness of a merger or consolidation of the Corporation that results in the conversion or exchange of the Capital Stock into or for, or that results in the holders of Capital Stock obtaining the right to receive, other securities or other property, whether of the Corporation or of any other entity (any such merger or consolidation is referred to herein as a "Merger or Consolidation"), other than a Merger or Consolidation in which the Series C Preference Stock remains outstanding and holders of Series C Preference Stock obtain the right to receive the same securities or other property that they would have received with respect to the number of shares of Capital Stock which such holders would have received pursuant to clause (A) (only) of this Subsection
E(c)(ii) upon conversion of their shares of Series C
Preference Stock immediately prior to the effectiveness of the Merger or Consolidation, each outstanding share of Series C Preference Stock shall automatically convert into:

            (A) that number of shares of Capital Stock as shall be equal to the product of (x) the Common
      Equivalent Rate determined as of the effective date of the Merger or Consolidation, and (y) the Appreciation Adjustment Factor determined as of the second Trading Date prior to the applicable Notice
      Date; plus

            (B)  the right to receive an amount of cash
      equal to the accrued and unpaid dividends on such share of Series C Preference Stock to and including the Settlement Date (as hereinafter defined); plus

            (C)  the right to receive an amount of cash
      (the "Remaining Dividend Premium"), equal on the date of issuance of the Series C Preference Stock to $8.80 plus the amount by which the Initial
      Preferential Dividend would have exceeded $0.85, declining on December 7, 1992 by the amount by which the Initial Preferential Dividend exceeded
      $0.85, and declining thereafter by $0.80 on each Preferential Dividend Payment Date from and including March 7, 1992 to zero on September 7,
      1995, in each case determined as of the Settlement
      Date; plus

            (D)  if the effective date of such Merger or
      Consolidation shall occur on a date which is prior to the payment date of a cash dividend which has been declared on shares of Capital Stock but after the record date for such dividend payment, the right to receive an amount of cash equal to $0.85;
      plus

            (E)  if the effective date of such Merger or
      Consolidation shall occur on a Preferential
      Dividend Payment Date and no amount shall be payable pursuant to clause (D) immediately above, the right to receive an amount of cash equal to $0.85; provided, however, that to the extent that on the effective date the Corporation shall have failed to fulfill its obligation to pay or deposit
      (in accordance with Subsection E(c)(x) below) the funds set forth in clauses (B),(C), (D) and (E) above and shall not have previously notified holders of Series C Preference Stock of its exercise of its option, pursuant to the following paragraph, to deliver shares of Capital Stock in whole or partial fulfillment of its obligations pursuant to clauses (B),(C), (D) and (E) above, then each outstanding share of Series C Preference
      Stock shall automatically convert into that number of shares of Capital Stock as shall equal the sum of (x) the number of shares determined in accordance with clause (A) above, plus (y) a number of shares determined by subtracting from the amount of cash described in clauses (B), (C), (D) and (E) above the amount of such cash actually paid or deposited (in accordance with Subsection E(c)(x)), and dividing the remainder by the Current Market
      Price of the Capital Stock determined as of the second Trading Date immediately preceding the effective date of such Merger or Consolidation.

      At the option of the Corporation, following the giving of notice thereof to holders of record of Series
C Preference Stock in accordance with Subsection E(c)(x), it may deliver on the effective date of such Merger or Consolidation, in lieu of the cash described in clauses
(B), (C), (D) and (E) above, a number of shares of Capital Stock equal to the amount of cash described in such clauses (B),(C), (D) and (E) divided by the Current
Market Price of the Capital Stock determined as of the second Trading Date immediately preceding the Notice
Date. Such option may be exercised by the Corporation for all or part of such cash consideration.

            (iii)  Conversion at the Option of the
Corporation. At any time and from time to time prior to the Final Conversion Date, the Corporation shall have the right to convert, in whole or in part, the outstanding shares of Series C Preference Stock. Each outstanding share of Series C Preference Stock to be converted shall automatically convert into:

            (A)  that number of shares of Capital
      Stock as shall be equal to the product of (x) the Common Equivalent Rate determined as of the effective date of the conversion, and (y) the Appreciation Adjustment Factor determined as of the second Trading Date prior to the applicable Notice Date; plus

            (B)  the right to receive an amount of
      cash equal to the accrued and unpaid dividends on such share of Series C Preference Stock to and including the Settlement Date; plus

            (C)  the right to receive an amount of
      cash equal to the Remaining Dividend Premium on such share of Series C Preference Stock, determined as of the Settlement Date; plus

            (D) if the effective date of such conversion shall occur on a date which is prior to the payment date of a cash dividend which has been declared on shares of Capital Stock but after the record date for such dividend payment, the right to receive an amount of cash equal to $0.85; plus

            (E) if the effective date of such conversion shall occur on a Preferential Dividend Payment Date and no amount shall be payable pursuant to clause
      (D) immediately above, the right to receive an amount of cash equal to $0.85; provided, however, that to the extent that on the effective date of any such conversion the Corporation shall have failed to fulfill its obligation to pay or deposit
      (in accordance with Subsection E(c)(x) below) the funds set forth in clauses (B),(C), (D) and (E) above and shall not have previously notified holders of Series C Preference Stock to be converted of its exercise of its option, pursuant to the following paragraph, to deliver shares of Capital Stock in whole or partial fulfillment of its obligations pursuant to clauses (B), (C), (D) and (E) above, then each outstanding share of Series C Preference Stock to be converted shall automatically convert into that number of shares of Capital Stock as shall equal the sum of (x) the number of shares determined in accordance with clause (A) above, plus (y) a number of shares determined by subtracting from the amount of cash described in clauses (B), (C), (D) and (E) above the amount of such cash actually paid or deposited
      (in accordance with Subsection E(c)(x)), and dividing the remainder by the Current Market Price of the Capital Stock determined as of the second
      Trading Date immediately preceding the effective date of any such conversion.

      At the option of the Corporation, it may deliver on the effective date of any such conversion, in lieu of the cash consideration described in clauses (B), (C), (D) and
(E) above, a number of shares of Capital Stock equal to the amount of cash consideration described in such clauses (B), (C), (D) and (E) divided by the Current
Market Price of the Capital Stock determined as of the second Trading Date immediately preceding the Notice
Date. Such option may be exercised by the Corporation for all or part of such cash consideration.

            (iv)  Common Equivalent Rate; Adjustments.  The
Common Equivalent Rate to be used to determine the number of shares of Capital Stock to be delivered on the conversion of the Series C Preference Stock into shares of Capital Stock pursuant to Subsection E(c)(i), (ii) and
(iii) shall be initially five (5) shares of Capital Stock for each share of Series C Preference Stock; provided, however, that such Common Equivalent Rate shall be subject to adjustment from time to time as provided below in this Subsection E(c)(iv). All adjustments to the Common Equivalent Rate shall be calculated in 1/100ths of a share of Capital Stock. Such rate in effect at any time is herein called the "Common Equivalent Rate."

            (A)  If the Corporation shall:

                 (1)  pay a dividend or make a
            distribution with respect to the Capital Stock in shares of Capital Stock (other than a dividend or distribution which is also paid to holders of Series C Preference Stock and in which such holders shall receive, with respect to each share of Series C Preference Stock, the same number of shares of Capital Stock as shall be distributed with respect to that number of shares of Capital Stock as shall be equal to the product of (x) the Common
            Equivalent Rate determined as of the
            applicable record date for the determination of shareholders entitled to receive such dividend or distribution and (y) the Appreciation Adjustment Factor determined as of the second Trading Date prior to the applicable Notice Date),

                 (2)  subdivide or split its outstanding
            shares of Capital Stock,

                 (3)  combine its outstanding shares of
            Capital Stock into a smaller number of shares, or

                 (4)  issue by reclassification of
            its shares of Capital Stock any shares of
            Capital Stock of the Corporation then, in
            any such event, the Common Equivalent
            Rate shall be adjusted by multiplying the
            Common Equivalent Rate in effect
            immediately prior to the date of such
            event by a fraction, of which the
            numerator shall be the number of
            outstanding shares of Capital Stock
            immediately following such event,   and
            of which the denominator shall be the
            number of outstanding shares of Capital
            Stock immediately prior to such event.
            Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of shareholders entitled to receive such dividend or distribution in the case of a dividend or distribution and shall become effective immediately after the effective date in case of a subdivision, split, combination, or reclassification.

            (B)  If the Corporation shall pay a dividend
      or make a distribution to all holders of its Capital Stock of evidence of its indebtedness or other assets (including securities of the Corporation but excluding any cash dividends or distributions and dividends referred to in clause
      (A) above), or shall distribute to all holders of its Capital Stock rights or warrants to subscribe for or purchase securities of the Corporation or any of its subsidiaries, (in each case other than a dividend or distribution which is also paid or made to holders of Series C Preference Stock in which such holders shall receive, with respect to each share of Series C Preference Stock, the same evidence of indebtedness or other assets, or the same rights or warrants, as shall be paid or distributed with respect to that number of shares of Capital Stock as shall be equal to the product of (x) the Common Equivalent Rate determined as of the applicable record date for the determination of shareholders entitled to receive such dividend or distribution and (y) the Appreciation Adjustment
      Factor determined as of the second Trading Date prior to the applicable Notice Date), then in each such case the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect immediately prior to the date of such distribution by a fraction, of which the numerator shall be the Current Market Price per share of Capital Stock on the record date mentioned below, and of which the denominator shall be such Current
      Market Price per share of Capital Stock less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Capital Stock.
      Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of shareholders entitled to receive such distribution.

            (C)  Anything in this Subsection E(c)
      notwithstanding, the Board of Directors shall be entitled to make such upward adjustments in the Common Equivalent Rate, in addition to those required by this Subsection E(c), (1) as the Board of Directors in its discretion shall determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to
      Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its shareholders shall not be taxable; and (2) as the Board of Directors in its discretion shall determine to be necessary or appropriate in order to preserve the relative rights of the holders of Capital Stock, on the one hand, and the holders of Series C Preference Stock, on the other hand, as such rights are set forth in this Certificate of Incorporation.

            (D)  In any case in which this Subsection
      E(c)(iv) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date, and the date fixed for conversion pursuant to Subsection E(c)(i), (ii) or (iii) occurs after such record date, but before the occurrence of such event, the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event:

                 (1)  issuing to the holder of any shares
            of the Series C Preference Stock surrendered for conversion the additional shares of Capital Stock issuable upon such conversion over and above the shares of Capital Stock issuable upon such conversion on the basis of the Common Equivalent Rate prior to adjustment; and

                 (2)  paying to such holder any amount in
            cash in lieu of a fractional share of Capital
            Stock pursuant to Subsection E(c)(vii).

            (v)  Appreciation Adjustment Factor;
Adjustments.  On any date, the "Appreciation Adjustment
Factor" shall be determined as follows:

            (A)  If, on such date, the Current Market
      Price per share of Capital Stock shall be less than or equal to the Appreciation Cap (as hereinafter defined), then the Appreciation Adjustment Factor shall be equal to one (1).

            (B)  If, on such date, the Current Market
      Price per share of Capital Stock shall be greater than the Appreciation Cap, then the Appreciation
      Adjustment Factor shall be equal to a fraction, the numerator of which is the Appreciation Cap and the denominator of which is the Current Market Price per share of Capital Stock.

            (C)  The Appreciation Cap shall be initially
      $24.00 per share of Capital Stock. If, as and when the Common Equivalent Rate is adjusted, the Appreciation Cap shall be adjusted, such that the ratio which the Appreciation Cap in effect immediately following such adjustment bears to the Appreciation Cap in effect immediately prior to such adjustment is the same ratio as that which the Common Equivalent Rate in effect immediately prior to such adjustment bears to the Common Equivalent
      Rate in effect immediately following such adjustment. The Appreciation Cap in effect at any time is herein called the "Appreciation Cap."

            (vi)  Notice of Adjustments.  Whenever the
Common Equivalent Rate is adjusted as herein provided, the Corporation shall:

            (A)  forthwith compute the adjusted Common
      Equivalent Rate and Appreciation Cap in accordance with this Subsection E(c)(vi) and prepare a certificate signed by the Chief Executive Officer, the Chairman, the President, any Vice President or the Treasurer of the Corporation setting forth the adjusted Common Equivalent Rate and Appreciation
      Cap, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, and file such certificate forthwith with the transfer agent or agents for the Series C
      Preference Stock and the Capital Stock; and

            (B)  mail a notice stating that the Common
      Equivalent Rate and the Appreciation Cap have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate and Appreciation Cap to the holders of record of the outstanding shares of the Series C Preference Stock at or prior to the time the Corporation mails an interim statement to its shareholders covering the quarter-yearly period during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such quarter-yearly period.

      In addition to the foregoing, the Corporation will calculate and provide notice to the transfer agent or agents for the Series C Preference Stock and the Capital
Stock within 30 days after (1) the date of initial issuance of the shares of Series C Preference Stock, (2) each Preferential Dividend Payment Date or (3) the occurrence of any event triggering an adjustment of the Common Equivalent Rate, of the number of shares of Capital Stock required to be reserved for issuance upon conversion of the issued and outstanding shares of Series
C Preference Stock (calculated as if the Current Market
Price of any shares of Capital Stock issuable in payment of Preferential Dividends or Remaining Dividend Premium were 30% of the lowest Current Market Price of Capital
Stock applicable during the preceding 100 days); provided that no such notice need be sent if the number of shares of Capital Stock then reserved is in excess of the number of shares of Capital Stock required to be reserved as so calculated.

            (vii)  No Fractional Shares.  No fractional
shares of Capital Stock shall be issued upon conversion of shares of the Series C Preference Stock but, in lieu of any fraction of a share of Capital Stock which would otherwise be issuable in respect of the aggregate number of shares of the Series C Preference Stock surrendered by the same holder for redemption or conversion on any redemption or conversion date or in payment of accrued and unpaid dividends, the Remaining Dividend Premium or any other amount, the holder shall have the right to receive an amount in cash equal to the same fraction of the Current Market Price of the Capital Stock determined as of the second Trading Date immediately preceding the relevant Notice Date or, with respect to conversions pursuant to Subsection E(c)(i), the Final Conversion
Date, as the case may be, or a cash payment equal to such holder's proportionate interest in the net proceeds
(following the deduction of applicable transaction costs) from the sale, promptly by an agent on behalf of all such holders, of shares of Capital Stock representing the aggregate of such fractional shares.

            (viii)  Cancellation.  All shares of Series C
Preference Stock which shall have been converted into or redeemed for shares of Capital Stock or which shall have been purchased or otherwise acquired by the Corporation shall assume the status of authorized but unissued shares of Series Preference Stock undesignated as to series.

            (ix)  Definitions.  As used in this Subsection
E,

            (A) the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the States of New York or Ohio are authorized or obligated by law or executive order to close;

            (B)  the term "Market Price" for any day means
      (1) if the Capital Stock is listed or admitted for trading on the New York Stock Exchange (or any successor to such exchange) or, if not so listed or admitted, on any national or regional securities exchange, the last sale price, or the closing bid price if no sale occurred, of such class of stock on the principal securities exchange on which such class of stock is listed, or (2) if not listed or traded as described in clause (1), the last reported sales price of Capital Stock on the National Market System of the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (3) if not quoted as described in clause (2), the mean between the high bid and the low asked quotations for the Capital Stock as reported by the National Quotation Bureau
      Incorporated if at least two securities dealers have inserted both bid and asked quotations for such class of stock on at least five of the ten preceding days. If the Capital Stock is quoted on a national securities or central market system in lieu of a market or quotation system described above, then the closing price shall be determined in the manner set forth in clause (1) of the preceding sentence if actual transactions are reported and in the manner set forth in clause (3) of the preceding sentence if bid and asked quotations are reported but actual transactions are not. If none of the conditions set forth above is met, the closing price of Capital Stock on any day or the average of such closing prices for any period shall be the fair market value of such class of stock as determined by a member firm of the New
      York Stock Exchange, Inc. (or any successor to such exchange) selected by the Corporation.

            (C) the term "Current Market Price" per share of Capital Stock on any day shall be the average of the daily Market Prices for the ten consecutive
      Trading Dates ending on and including the date of determination of the Current Market Price
      (appropriately adjusted to take into account the occurrence during such ten-day period, or following such ten-day period and prior to the date on which shares of Series C Preference Stock are converted into Capital Stock, of any event that results in an adjustment of the Common Equivalent Rate).

            (D)  the term "Notice Date" shall mean the
      following: with respect to any notice given by the Corporation in connection with a conversion
      (including any potential conversion upon the effectiveness of a Merger or Consolidation) of any of the Series C Preference Stock, the earlier of the commencement of the mailing of such notice to the holders of Series C Preference Stock or the date such notice is first published in accordance with Subsection E(c)(x); with respect to any notice given by the Corporation in connection with its exercise of its option to deliver shares of Capital
      Stock in lieu of cash in payment of dividends on the Series C Preference Stock, including a notice stating that the Corporation intends to exercise its option to deliver shares of Capital Stock in satisfaction of accrued and unpaid dividends on the Final Conversion Date, the commencement of the mailing of such notice to the holders of Series C
      Preference Stock; and with respect to any notice given by the Corporation in connection with a dividend or distribution referred to in Subsection
      E(c)(iv), the earlier of the commencement of the mailing of notice of such dividend or distribution to the holders of Capital Stock or the date such notice is first published in an Authorized
      Newspaper (as hereinafter defined).

            (E) the term "Settlement Date" shall mean the following: with respect to a Merger or Consolidation, the business day immediately prior to the effective date of the Merger or Consolidation; and with respect to a conversion of any of the Series C Preference Stock pursuant to Subsection E(c)(iii), the business day immediately prior to the effective date of the conversion as set forth in the notice given by the Corporation in connection therewith; and

            (F) the term "Trading Date" shall mean (1) a date on which the New York Stock Exchange (or any successor to such exchange) is open for the transaction of business, or (2) if the Capital
      Stock is not at such time listed or admitted for trading on the New York Stock Exchange (or any successor to such Exchange), a date upon which the principal national or regional securities exchange upon which the Capital Stock is listed or admitted to trading is open for the transaction of business, or (3) if not listed or admitted to trading as described in clauses (1) or (2), and if at such time the sales price of Capital Stock is quoted on the National Market System of the National
      Association of Securities Dealers Automated
      Quotations System, or any similar system of automated dissemination of quotations of securities prices then in common use, a date for which such system provides quotations with respect to securities upon which it reports, or (4) if not so quoted, and if at such time the bid and asked prices of Capital Stock are reported by the National Quotation Bureau Incorporated, a date for which the National Quotation Bureau Incorporated provides bid and asked prices with respect to securities upon which it reports, or (5) if not so quoted, any business day.

            (x)  Notice of Conversion.  The Corporation
will provide notice of any conversion (including any potential conversion upon the effectiveness of a Merger or Consolidation, but not including any conversion on the Final Conversion Date) of shares of Series C Preference
Stock to holders of record of the Series C Preference
Stock to be converted not less than 15 nor more than 60 days prior to the date fixed for such conversion;
provided, however, that if the timing of the effectiveness of a Merger or Consolidation makes it impracticable to provide at least 15 days notice, the Corporation shall provide such notice as soon as practicable prior to such effectiveness. Such notice shall be provided by mailing notice of such conversion first class postage prepaid, to each holder of record of the Series C Preference Stock to be converted, at such holder's address as it appears on the stock register of the Corporation, and by publishing notice thereof in The
Wall Street Journal or The New York Times or, if neither such newspaper is then being published, any other daily newspaper of national circulation (each, an "Authorized
Newspaper"). Each such mailed or published notice shall state, as appropriate, the following:

            (A)  the conversion date;

            (B)  the number of shares of Series C
      Preference Stock to be converted and, if less than all the shares held by such holder are to be converted, the number of such shares to be converted;

            (C)  the number of shares of Capital Stock
      deliverable upon conversion;

            (D) whether the Corporation is exercising any option to deliver shares of Capital Stock in lieu of cash and the Current Market Price to be used to calculate the number of such shares of Capital
      Stock;

            (E)  the place or places where certificates
      for such shares are to be surrendered for conversion; and

            (F)  that dividends on the shares of Series C
      Preference Stock to be converted will cease to accrue on such conversion date.

      The Corporation's obligation to deliver shares of Capital Stock and provide cash in accordance with this Subsection E(c)(x) shall be deemed fulfilled if, on or before a conversion date, the Corporation shall deposit, with a bank or trust company having an office or agency in the Borough of Manhattan in New York City, or which has an affiliate or correspondent having an office or agency in the Borough of Manhattan in New York City, which depository has a capital and surplus of at least
$50,000,000, such number of shares of Capital Stock as are required to be delivered by the Corporation pursuant to this Subsection E(c) upon the occurrence of the related conversion (including the payment of fractional share amounts), together with shares of Capital Stock and/or cash sufficient to pay all accrued and unpaid dividends and/or any applicable Remaining Dividend
Premium on the shares to be converted as required by this Subsection E(c), in trust for the account of the holders of the shares to be converted (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such shares and cash be delivered upon conversion of the shares of Series C Preference Stock so converted.
Any interest accrued on such cash shall be paid to the Corporation from time to time. Any shares of Capital
Stock or cash so deposited and unclaimed at the end of three years from such conversion date shall be repaid and released to the Corporation, after which the holder or holders of such shares of Series C Preference Stock so converted shall look, subject to applicable state escheat or unclaimed funds laws, only to the Corporation for delivery of shares of Capital Stock and cash, if applicable. Each holder of shares of Series C Preference
Stock to be converted shall surrender the certificates evidencing such shares to the Corporation at the place designated in the notice of such conversion and shall thereupon be entitled to receive certificates evidencing shares of Capital Stock and cash, if applicable, following such surrender and following the date of such conversion. In case fewer than all the shares represented by any such surrendered certificate are converted, a new certificate shall be issued at the expense of the Corporation representing the unconverted shares. If such notice of conversion (if required) shall have been duly given, then, notwithstanding that the certificates evidencing any shares of Series C Preference
Stock subject to conversion shall not have been surrendered, the shares represented thereby subject to conversion shall be deemed no longer outstanding, dividends with respect to the shares subject to conversion shall cease to accrue after the date fixed for conversion and all rights with respect to the shares subject to conversion shall forthwith after such date cease and terminate, except for the right of the holders to receive the shares of Capital Stock and/or any applicable cash amounts without interest upon surrender of their certificates therefor; provided that if on the date fixed for conversion shares of Capital Stock and cash, if applicable, necessary for the conversion shall have been deposited by the Corporation in trust for the account of the holders of the shares so to be converted
(and so as to be and continue to be available therefor) as provided above, then the holder or holders of such shares of Series C Preference Stock so converted shall look only to such bank or trust company for delivery of shares of Capital Stock and cash, if applicable, unless and until such shares of Capital Stock and cash are repaid and released to the Corporation. If fewer than all the outstanding shares of Series C Preference Stock are to be converted at the option of the Corporation, shares to be converted shall be selected by the Corporation from outstanding shares of Series C
Preference Stock by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors of the Corporation in its sole discretion to be appropriate and fair to the holders of Series C
Preference Stock.

      (d) Voting Rights. (i) In addition to any voting rights to which the holders of shares of Series C
Preference Stock shall be entitled pursuant to any other provision of the Certificate of Incorporation or applicable law, each outstanding share of Series C
Preference Stock is entitled to vote on all matters submitted to a vote of shareholders of the Corporation, each holder of shares of Series C Preference Stock to have the number of votes equal to the product of the number of shares of Series C Preference Stock owned by such holder multiplied by the Common Equivalent Rate in effect on the record date for determining the shareholders of the Corporation entitled to vote. The
Series C Preference Stock and the Capital Stock shall vote as a single class on all matters submitted to a vote of shareholders of the Corporation.

            (ii)  In addition to the voting rights set
forth in Subsection E(d)(i), whenever, at any time, Preferential Dividends payable on the Series C Preference
Stock shall be in arrears with respect to six (6) or more
Preferential Dividend Payment Dates, whether or not consecutive, the holders of shares of Series C Preference
Stock shall have the exclusive right, voting separately as a class with holders of shares of any one or more other series of Series Preference Stock and/or any other class or series of shares ranking on a parity with shares of Series C Preference Stock either as to dividends or on the distribution of assets upon Liquidation and upon which like voting rights have been conferred and are exercisable, to elect two directors of the Corporation at the Corporation's next annual meeting of shareholders and at each subsequent annual meeting of shareholders until such right is terminated as provided in this Subsection
E(d)(ii). At elections for such directors, each holder of shares of Series C Preference Stock shall be entitled to the number of votes equal to the product of the number of shares of Series C Preference Stock owned by such holder multiplied by the Common Equivalent Rate in effect on the record date for determining the shareholders of the Corporation entitled to vote (the holders of shares of any other series of Series Preference Stock and/or other class or series of shares ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be applicable to them). Upon the vesting of such voting right in the holders of shares of Series C Preference Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of shares of Series C Preference Stock (with the holders of shares of any one or more other class or series of shares ranking on such a parity) as set forth herein. The right of the holders of shares of Series C Preference Stock, voting separately as a class with the holders of shares of any one or more other series of Series Preference
Stock and/or other class or series of shares ranking on such a parity, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accumulated on shares of Series C
Preference Stock shall have been paid or deposited for payment in full, at which time such right shall terminate, except as by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

      Upon any termination of the right of the holders of Series C Preference Stock and, if applicable, the holders of shares of any one or more other series of Series
Preference Stock and/or other class or series of shares ranking on such a parity to vote as a class for directors as herein provided, the term of office of all directors then in office elected by shares of Series C Preference
Stock and such other series voting as a class shall terminate immediately. If the office of any director elected by the holders of shares of Series C Preference
Stock and, if applicable, the holders of shares of any one or more other series of Series Preference Stock and/or other class or series of shares on such a parity, voting as a class, becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director elected by the holders of shares of Series C Preference Stock and, if applicable, the holders of shares of any one or more other series of Series Preference Stock and/or other class or series of shares ranking on such a parity, voting as a class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the special voting powers vested in the holders of shares of Series C Preference
Stock and the holders of shares of any one or more other series of Series Preference Stock and/or other class or series of shares ranking on such a parity to vote as a class for directors as provided in this Subsection
E(d)(ii) shall have expired, the number of directors shall become such number as may be provided for in the By-Laws, or resolution of the Board of Directors thereunder, irrespective of any increase made pursuant to the provisions of this Subsection E(d)(ii).

      (e) Increase in Shares. The number of shares of Series C Preference Stock may, to the extent of the Corporation's authorized and unissued Series Preference
Stock, be increased by further resolution duly adopted by the Board of Directors and the filing of an amendment to the Certificate of Incorporation of the Corporation.

      (f) Exclusive Rights. Each holder of shares of Series C Preference Stock shall hold such Series C
Preference Stock subject to the right of the Corporation to effect a conversion in accordance with the provisions of Subsection E(c) hereof and, in the event of such a conversion shall have the right to receive, as full payment, discharge and satisfaction of the obligations of the Corporation with respect to such Series C Preference
Stock, only those shares of Capital Stock and cash, if applicable, delivered as provided in accordance with Subsection E(c) hereof.

                           SECTION V

      The number of directors constituting the Corporation's current Board of Directors is nine (9). The names and business office addresses of the persons currently serving as said directors are set forth below:

[CAPTION]

      Name                              Address

     Hugh F. Culverhouse,     Culverhouse, Story & Botts
                              1408 North Westshore Blvd.
                              Tampa, Florida

     Carl H. Lindner          250 East Fifth Street
                              Cincinnati, Ohio

     Keith E. Lindner         250 East Fifth Street
                              Cincinnati, Ohio

     S. Craig Lindner         250 East Fifth Street
                              Cincinnati, Ohio

     Fred J. Runk             250 East Fifth Street
                              Cincinnati, Ohio

     Jean H. Sisco            Sisco Associates
                              1250 24th Street, N.W.
                              Washington, D.C.

     William W. Verity        Compression Engineering
                              5623 West 74th Street
                              Indianapolis, Indiana

     Oliver W. Waddell        Star Bank Center
                              425 Walnut Street
                              Cincinnati, Ohio

     Ronald L. Walker         250 East Fifth Street
                              Cincinnati, Ohio


                          SECTION VI

      Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership or joint venture, trust or other enterprise, shall be entitled to be indemnified by the Corporation to the full extent now or hereafter permitted by law against reasonable costs, disbursements and counsel fees and amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, employee, trustee or agent and shall inure to the benefit of the heirs, executor or administrator of such a person. The indemnification provided by this Section VI shall not exclude any other rights to which any such person may otherwise be entitled by agreement, vote of shareholders or otherwise.


                          SECTION VII

      (1) The number of directors at any time may be increased or decreased by vote of the Board of Directors and in case of any such increase the Board of Directors shall have power to elect such additional directors to hold office until the next meeting of shareholders or until their successors shall be elected.

      (2) The Board of Directors, by the affirmative vote of a majority of the directors in office, may remove a director or directors for cause where, in the judgment of such majority, the continuation of the director or directors in office would be harmful to the Corporation and may suspend the director or directors for a reasonable period pending final determination that cause exists for such removal.


                         SECTION VIII

      To the fullest extent permitted by the New Jersey
Business Corporation Act as the same exists or may hereafter be amended, an officer or a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of any duty, except that nothing contained herein shall relieve an officer or a director from liability for breach of a duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.

      Any amendment or modification of the foregoing provisions of this Section shall not adversely affect any right or protection of an officer or a director of the Corporation existing at the time of such amendment or modification, and such right or protection shall continue as to a person who has ceased to be an officer or a director and shall inure to the benefit of the heirs, executor and administrators of such a person.

      IN WITNESS WHEREOF, CHIQUITA BRANDS INTERNATIONAL,
INC. has made this Certificate under the signature of its President this 11th day of 1994.

                    CHIQUITA BRANDS INTERNATIONAL, INC.

                    By:  /s/ Keith E. Lindner
                    Title:     President